Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios, Inc. 15 - Prudential Short Duration High Yield Income Fund:

We consent to the reference to our firm under the heading “Other Service Providers” in the statement of additional information.

New York, New York

October 24, 2012